EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Names J. Thomas Presby to Board of Directors

Warrendale, PA, December 22, 2005 -- American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced the appointment of J. Thomas Presby to a newly-created seat on the Company's Board of Directors. With this appointment the Board will have 10 directors, six of whom are independent.

Mr. Presby will join the Board's Audit Committee. He also serves on the Boards of Tiffany & Co., World Fuel Services, TurboChef Technologies, and AMVESCAP Plc. He is a member of the National Association of Corporate Directors and the American Institute of CPA's.

Mr. Presby retired from the international accounting and consulting firm of Deloitte Touche Thomatsu in June of 2002. During his 30 years as a partner, he served in many roles in the United States and abroad, including Global Deputy Chairman and Chief Operating Officer, and CEO of Deloitte & Touche, Europe.

Jim O'Donnell commented on the appointment, "I am extremely pleased to have Tom Presby join our Board of Directors. His vast experience in the areas of accounting, corporate governance and international business will bring tremendous value to our company and our shareholders. We look forward to benefiting from Tom's counsel as we move ahead with our growth initiatives, which include launching new lifestyle brands as well as international expansion."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 799 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the continued growth and success of the American Eagle brand, the launch and growth of our new retail concept and international expansion.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risks associated with the specialty apparel retail business, starting a new retail apparel brand, opening stores overseas, and those other risks described in the Company's filings with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660